EXHIBIT 12


                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 31st day of December, 2001, by and between (i) Wi-LAN, INC., a Canadian corporation with a principal office address located at 2891 Sunridge Way, NE, Calgary, Alberta, T1Y-7K7 CANADA (the "Seller"), (ii) DIGITAL TRANSMISSION SYSTEMS, INC. 401(K) AND EMPLOYEE STOCK OWNERSHIP PLAN, (the "Buyer") and (iii) DIGITAL TRANSMISSION SYSTEMS, INC. (the "Corporation" or the "Guarantor").

                                   WITNESSETH:

     WHEREAS, Seller currently owns 6,532,314 shares of the common stock of Digital Transmission Systems, Inc. ("Common Stock"), $721,102 Debentures convertible into 721,102 shares of common stock of the Corporation ("Debentures") and 8,049,568 shares of Preferred Stock convertible into 2,784,954 shares of common stock of the Corporation ("Preferred Stock"), for a total of 10,038,370 shares of common stock; and

     WHEREAS,   Seller  currently  owns  702,615  warrants  of  the  Corporation convertible into 702.615 shares of common stock of the Corporation at a strike price of $1.00 (the "Warrants");

     WHEREAS, Buyer is an employee benefit plan and trust, qualified under Sections 401 and 501 of the Internal Revenue Code (the "Code") and an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code and the Regulations thereunder ("ESOP Plan" and "ESOP Trust") and governed by a plan and trust document (the "ESOP Governing Documents");

     WHEREAS, Seller wishes to sell all 10,038,370 shares of said stock, on a fully converted basis, to Buyer and to return the Warrants to the Corporation for cancellation, and Buyer wishes to purchase said stock under the terms and conditions set forth below.

     NOW, THEREFORE, for good and valuable consideration, and in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Purchase of Stock. Seller agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, 10,038,370 common shares of Seller's stock in Digital Transmission Systems, Inc. (the "Shares"). On the Closing Date, Seller agrees to irrevocably convert its Debentures and Preferred Stock into common shares and to return the Warrants to the Corporation for cancellation. Execution of this Agreement shall serve as notice to the Corporation of Seller's intent to convert such Debentures and Preferred Stock into common shares at the Closing and of the cancellation of the Warrants.

     2. Purchase Price. The purchase price ("Purchase Price") for the Shares set



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forth in Section 1 above shall be $1,003,837.

     3. Payment of Purchase Price, Guarantee and Pledge. The Purchase Price set forth in Section 2 above shall be paid by Buyer to Seller upon the Closing of the transaction as follows:

          a.   $103,837 in cash; and

          b. A 10-year Promissory Note for $900,000 with an interest rate of 6.0%, of even date herewith and incorporated by reference (the "Note" and/or the "Loan").

          c. The Corporation agrees to guarantee the performance of the obligations of the Buyer by making contributions to the ESOP Trust in such amounts and on such dates as shall enable the ESOP Trust to pay all amounts payable under the Note on or before the date on which such payments are due under the Note. Provided, however, that in the event the Shares are ever returned to the Seller and the amount due pursuant to the Note is extinguished, there shall be no requirement for the Corporation to make contributions to the ESOP Trust except as may be provided under the provisions of the ESOP Trust's Governing Documents.

          d. The Buyer will pledge as collateral for the Note (the "Collateral") 9,000,000 of the Shares as security for its obligations hereunder, pursuant to a certain pledge agreement of even date herewith and incorporated by reference (the "Pledge"). The Seller agrees to release from the Pledge, any Shares pledged as Collateral which the Buyer must allocate under the ESOP Governing Documents. (This Agreement, the Note and the Pledge are referred to herein as the "Transaction Documents").

     4. Representations, Warranties and Covenants of Seller. Seller hereby represents, warrants and covenants to Buyer the following items, each of which is understood as being an inducement to Buyer entering into this Agreement.

          a. On conversion of the Preferred Shares and the Debenture, Seller will be the true and lawful owner of 10,038,370 shares of the issued and outstanding Stock of Digital Transmission Systems, Inc., on a fully converted basis.

          b. Seller is the owner of the described securities of Digital Transmission Systems, Inc. free and clear of any liens or encumbrances, including any pledges or assignments of such securities.

          c. Seller has not entered into any other agreements, which would interfere with its ability to freely transfer the unencumbered and marketable securities.



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          d.   Seller has taken appropriate  corporate action to authorize it to enter into this Agreement and Seller is a corporation validly organized and existing under the laws of Alberta.

     5. Representations, Warranties and Covenants of Buyer. Buyer hereby represents, warrants and covenants to Seller the following items, each of which is understood as being an inducement to Seller entering into this Agreement.

          a. Buyer constitutes a validly existing trust under the laws of the state of Georgia, established and adopted by the Corporation, and constitutes a qualified tax exempt employee retirement plan and trust under Sections 401(a) and 501(a) of the Code, subject to any changes required by the Internal Revenue Service in the process of obtaining an initial determination letter. Mr. Soren Pihlman is the ESOP Plan's Trustee and has all requisite power and authority to act for and on behalf of the Buyer in authorizing, approving and consummating the transactions contemplated by the Transaction Documents, and to execute and deliver, for and on behalf of the Buyer, and to bind the Buyer to the terms of the Transaction Documents. The Buyer constitutes an "employee stock ownership plan" within the meaning of Section 4975 of the Code. The Loan constitutes an "exempt loan" as defined in, and meeting the requirements of Section 4975 of the Code and Treasury Regulations Section 54.4975-7. Neither the Loan, nor the Stock Purchase Agreement, nor any other transaction contemplated by the Transaction Documents constitutes or will constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA. The Loan and the Stock Purchase Agreement will constitute and remain, valid and proper fiduciary decisions by each of the responsible fiduciaries of the Buyer, and such transaction does not constitute, nor will it constitute, a breach of any duty or responsibility imposed upon any fiduciary for the Buyer by ERISA or the Code, nor will it adversely affect the tax qualified status of the Buyer under the Code.

          b. Buyer has taken appropriate action through its plan fiduciaries to authorize it to enter into this Agreement.

          c. Buyer has not entered into any other agreement or transaction, which would interfere with its obligations hereunder.

     6. Representations, Warranties and Covenants of Guarantor. Guarantor hereby represents, warrants and covenants to Seller the following items, each of which is understood as being an inducement to Seller entering into this Agreement.

          a. Guarantor has taken appropriate corporate action to authorize it to enter into this Agreement and to guarantee Buyer's obligations



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               hereunder.

          b. Guarantor is a corporation validly organized and existing under the laws of the State of Delaware.

     7. Closing. The Closing Date shall be December 31, 2001.

     8. Items to be Delivered at Closing.

          a. Buyer shall deliver $103,837 in cash and the executed Note to the Seller.

          b.   Seller  shall   deliver  its   certificates   of  Common   Stock,
               Debentures, and Preferred Stock to the Buyer and its certificates for the Warrants to the Corporation.

     9. Right of Rescission and Right to Return of Shares in Cancellation of the Note.

The Buyer and Seller shall each have the right to rescind this Agreement, and Seller shall have the right to require the return of the pledged Shares in cancellation of the Note, in the following cases and in accordance with the following procedures:

          a.   Rescission.

               The Buyer shall have the right to rescind the transaction in the event that it is unable to obtain an independent opinion of an appraiser that the price paid for the Shares is no more than fair market value and that the transaction is fair to the Buyer from a financial point of view (the "Appraisal"). Within 30 days of receipt of the Appraisal which states that the price paid exceeds the fair market value, or if the Buyer is unable to obtain an Appraisal, but in no event later than February 28, 2002, the Buyer must in writing notify Seller that the transaction is rescinded. In the event such notice is given, the parties shall have the following options:

                    i. The parties can adjust the terms of the transaction and the balance due on the Note so that the Buyer has paid no more than fair market value for the Shares;

                    ii. The Buyer shall have the ability to keep $103,837 of Shares at such price as determined by the Appraisal and to return the balance of the Shares pledged as collateral for the Note to the Seller in return for cancellation of the Note; or

                    iii. The  parties  shall  have  the  right  to  reverse  the transaction and return all cash paid by the Buyer to the Buyer and return all Shares received by the Buyer to the Seller, and the



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                         cancellation of all obligations pursuant to the
                         Transaction Documents.

               In the event the parties are unable to agree to one of the above-referenced options, or in the event the Buyer is unable to obtain an Appraisal, the parties agree that the transaction will be reversed in accordance with Section 9(a)(iii) of this Agreement.

          b.   Return of Shares and Cancellation of Note.

               The Buyer shall notify the Seller by November 30, 2002 of its intent to refinance the Note or of its inability to refinance the Note. If the Buyer is unable to refinance the Note by December 31, 2002 with a financial institution or the Corporation, the Seller shall have the right to terminate the Loan as follows:

               i. If the fair market value of the Shares serving as Collateral as of the date of the Loan termination (excluding any Shares serving as Collateral which have been purchased but not yet released in accordance with the terms of the Transaction Documents) (the "Pledged Shares") as determined by the valuation and fairness opinion obtained by the Buyer exceeds the outstanding principal amount on the Loan, then the Seller shall receive a number of Shares which would equal in value such outstanding principal amount due on the Loan; or

               ii. If the fair market value of the Pledged Shares as determined by the valuation and fairness opinion obtained by the Buyer does not exceed the outstanding principal amount on the Loan, then the Seller shall receive the Pledged Shares;

               and the Note and all of the Buyer's obligations under said Notes and this Agreement shall be cancelled. If the Note is refinanced, then the Buyer shall cause the entire amount of the Note then outstanding to be prepaid in accordance with the terms of Section 12 (k) below, on or before December 31, 2002.

     10. Events of Default. The occurrence of any of the following events with respect to the Buyer shall constitute a default hereunder:

          a. failure by the Buyer to pay to the Seller any obligation when due and payable in accordance with the terms of the Note; if such failure shall continue for thirty (30) days after Seller notifies Buyer of such event.

     11. Remedies Upon Event of Default. Upon the occurrence of any event of default, the outstanding balance due on the Note, at the option of Seller, and without any notice or demand, shall become due and payable immediately; and Seller shall have all



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rights  and  remedies  for  default  provided  by law and in  this or any  other instrument of the Buyer to the Seller or to which the Buyer and the Seller are parties, except to the extent such remedies would cause the Loan to fail as an exempt loan under Section 4975 of the Code and the regulations thereunder.

     12. Miscellaneous.

          a. Waiver. A party's failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

          b. Governing Law. This Agreement shall, in all respects, be subject to, and governed by, the laws of the State of Delaware without regard to conflicts of laws provisions.

          c. Severability. The invalidity or unenforceability of any provision in this Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

          d. Assignment. The Buyer shall have the unilateral right to assign any and all of its rights under this Agreement to one or more third parties. This Agreement, together with any amendment to it, shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

          e. Amendments. This Agreement may be modified or amended at any time by the mutual consent of the parties, with any such modification or amendment to be invalid unless in writing, signed by the parties hereto.

          f. Entire Agreement. This Agreement, the Note, and the Pledge contain the entire understanding by and between the Seller and Buyer with respect to the matters covered herein, and no representations, promises, agreements or understandings, written or oral, relating to the purchase of Shares by Buyer from the Seller not contained in this Agreement shall be of any force or effect.

          g. Headings. The various headings in this Agreement are inserted for convenience only and are not to be used in interpreting this Agreement.



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          h.   Counterparts.  This Agreement may be executed concurrently in one or more counterparts, any one of which need not contain the signatures of more than one party but all of which taken together shall constitute one and the same Agreement.

          i. Remedies. Each of the parties represent and acknowledge that the failure of any party to carry out his or its obligations to consummate the transactions contemplated by this Agreement on the Closing Date would cause irreparable injury to the other parties to this Agreement. Each of the parties accordingly agree that, in addition to any other remedies available to any party at law or equity, to be cumulatively enforced, any such failure by any party to perform this Agreement which constitutes a breach of the party's representations, warranties or covenants contained herein shall be subject to the remedy of specific performance.

          j. Board Observer Status. Seller's representatives will resign from the Corporation's Board of Directors at the Closing Date. The Seller will be permitted a Board of Director observer status after the Closing Date, and as an observer will be entitled to notices of all meetings of Directors, to attend all meetings of Directors and Shareholders and to all materials provided to Directors. As of the Closing Date, the Buyer will assume all the Corporation's Board of Director seats vacated by the Seller at that date.

          k. Pre-Payment Terms. The Buyer or its assignees, at any time, can pre-pay the Note before the December 31, 2002 on a net present value basis, at a 6% annual discount rate.

          l. The Buyer's Indemnity. Seller shall indemnify and hold the Buyer harmless, to any extent, from and against any and all claims, demands, obligations, damages, recoveries, liabilities, losses or deficiencies, whether accrued, absolute, contingent, known, unknown or otherwise (including, without limitation, any and all penalties, interest, reasonable attorneys' fees and other costs and expenses relating to any and all actions, suits, proceedings, demands, assessments and judgments), which arise out of, result from, or relate to: Seller's ownership or use of the Shares during any time at or prior to the Closing Date; or any misrepresentation, breach of warranty, breach of covenant or nonfulfillment of any agreement on the part of Seller under this Agreement.

          m. The Seller's Indemnity. The Buyer shall indemnify and hold Seller harmless from and against any and all claims, demands, obligations, damages, recoveries, liabilities, losses or deficiencies, whether



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               accrued,  absolute,   contingent,  known,  unknown  or  otherwise
               (including, without limitation, any and all penalties, interest, reasonable attorneys' fees and other costs and expenses relating to any and all actions, suits, proceedings, demands, assessments and judgments), which arise out of, result from, or relate to:
               The Buyer's ownership or use of the Shares at any time after the Closing Date; or any misrepresentation, breach of warranty, breach of covenant or nonfulfillment of any agreement on the part of the Buyer under this Agreement.

          n. Anti-Dilution Provisions. Except for the conversion of the Debentures and the Preferred Stock into common shares, the Guarantor, the Buyer and its assignees, agree to support restricting any common stock issuance of the Corporation until December 31, 2002 to no more than 20% of the total outstanding fully diluted shares as of the Closing Date.

     IN WITNESS WHEREOF, Seller, Buyer, and Guarantor have duly executed this Agreement as of the day and year first above written.

                                     SELLER:

                                     Wi-LAN, INC.


                                    By: /s/ H. Zaghloul
                                        ---------------------------------------
                                    Title: Chairman


                                     BUYER:

                                     DIGITAL TRANSMISSION SYSTEMS, INC.
                                     401(K) AND EMPLOYEE STOCK OWNERSHIP
                                     PLAN

                                     By: /s/ Illegible
                                        ---------------------------------------
                                     Title: Trustee


                                     GUARANTOR:

                                     DIGITAL TRANSMISSION SYSTEMS, INC.


                                     By: /s/ Illegible
                                        ---------------------------------------
                                     Title: Chief Executive Officer




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